Exhibit 10.45

FIRST AMENDMENT TO AGREEMENT

This First Amendment to the Agreement (the “Amendment”) is made effective as of May 12, 2017, by and between Marchex, Inc. on behalf of itself and its successors, subsidiaries, affiliates and related companies (referred to collectively as the “Company” or “Marchex”), and Russell C. Horowitz (“Executive”), in order to amend the Agreement by and between the Company and Executive dated May 11, 2016 (the “Agreement”).

WHEREAS, the parties desire to enter into this Amendment to extend the Consulting Period and related compensation in connection therewith as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Section 4 of the Agreement is amended in its entirety to read as follows:

“Compensation during Consulting Period. For consulting services rendered by Executive during the Consulting Period, the Company shall pay Executive an amount of $21,250.00 per month, payable in advance monthly through the end of the Consulting Period.  From May 12, 2017, the consulting period shall continue month to month and shall continue until Executive or the Company provides the other with notice in writing within five (5) days prior to the end of any such monthly period of the decision to terminate the consulting arrangement (the “Consulting Period”).”

2.	Section 5(a) of the Consulting Agreement is amended in its entirety to read as follows:

“Consulting Agreement.

(a)    During the Consulting Period, Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Chairman of the Board of Directors, provided that the Company will take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period.  Such consulting services may be conducted in person, by phone or via alternate communications.  Such matters are expected to consist of:

•	Participation in the ongoing review of the Company’s strategy;
•	Reviewing and meeting with potential new director candidates;
•	Participating in the mentoring of the executive team; and
•

Assistance and cooperation with the efficient transfer to the Company and its ongoing management team of Executive’s institutional knowledge and understanding and relationships with former, current and prospective partners, agencies and customers.”

3.Section 5(d) of the Consulting Agreement is hereby deleted.

4.Except as set forth herein, all other terms and conditions of the Agreement will remain in full force and effect.

5.This Amendment together with the Agreement contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Amendment that are not set forth otherwise herein. No modification of this Amendment will be valid unless made in writing and signed by the parties hereto.

6.This Amendment will be governed by and interpreted in accordance with the laws of the State of Washington, without regard to the conflict of laws provisions hereof.

7.This Amendment may be executed in more than one counterpart, each of which will be deemed to be an original, and all such counterparts together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as a sealed instrument as of the day and year first above written.

MARCHEX, INC.

By:	/s/ Ethan Caldwell
Name:	Ethan A. Caldwell
Title:	General Counsel, CAO and a member of the Office of the CEO

EXECUTIVE:

/s/ Russell C. Horowitz
Name:	Russell C. Horowitz